Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption “Experts” and to the incorporation by reference of our report dated March 28, 2017, except for Note 15, for which the date is July 7, 2017, relating to the consolidated financial statements of SynGen Inc., which report appears in the Form 8-K/A of Cesca Therapeutics Inc. filed with the Securities and Exchange Commission, which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-1 (333-222658) of Cesca Therapeutics Inc. and related Prospectus for the registration of $15,000,000 of common stock.

/s/ Moss Adams LLP

Sacramento, California

February 2, 2018